Exhibit 1.01

Conflict Minerals Report of Rudolph Technologies, Inc.
in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report of Rudolph Technologies, Inc. (“Rudolph”, the “Company,” “we,” “us,” or “our”) for the year ended December 31, 2016 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain reporting obligations on SEC registrants when any conflict minerals are necessary to the functionality or production of a product manufactured by the registrant or contracted by the registrant to be manufactured. Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (“Conflict Minerals”) for the purposes of this assessment.
If after conducting a reasonable country of origin inquiry (“RCOI”) as required by SEC rules, a registrant has reason to believe that any of the Conflict Minerals in its supply chain may have originated in the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”), or if it is unable to determine the country of origin of those Conflict Minerals, then the registrant must exercise due diligence with respect to the source and chain of custody of the Conflict Minerals. The registrant must annually submit a Conflict Minerals Report (“CMR”) to the SEC, as and when required, that, among other items, includes a description of those due diligence measures.
The report presented herein is not audited, as the Company has concluded that it is does not have sufficient information to conclusively determine the countries of origin of the Conflict Minerals in its Covered Products for 2016, and therefore under the Rule, the CMR is not subject to an independent private sector audit. A copy of this report as well as our Conflict Minerals Policy are publicly available on our website at http://www.rudolphtech.com/conflict-mineral-policy.
1. Company Overview
This report has been prepared by management of Rudolph. The information includes the activities of all majority-owned subsidiaries that are required to be consolidated.
Rudolph is a worldwide leader in the design, development, manufacture and support of process control defect inspection and metrology, advanced packaging lithography and data analysis systems and software used by microelectronic device manufacturers worldwide.
2. Products Overview
Rudolph’s product lines are classified in the following categories: process control including inspection and metrology systems, lithography systems, and data analysis and review software. Only Rudolph’s process control and lithography systems were found to contain tin, tantalum, tungsten or gold (“3TG”).
3. Supply Chain Overview
In order to manage the scope of this task, we rely upon our suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us, including sources of 3TG that are supplied to them from sub-tier or “upstream” suppliers. With the adoption of our Conflict Minerals Policy, we sought to implement responsible sourcing practices with respect to Conflict Minerals. Our suppliers are expected to provide the 3TG sourcing information to us per our Conflict Minerals Policy. As part of our compliance program, we have adopted the standard Conflict Minerals reporting templates established by the Conflict-Free Sourcing Initiative (“CFSI”).
We reached out to all of our suppliers to provide them with notice of the relevant SEC requirements and Rudolph’s due diligence expectations. In 2016, we distributed our Conflict Minerals due diligence communication survey in the form of the Template, as defined in Section 9.1 below.

4. Reasonable Country of Origin Inquiry
We conducted an analysis of our products and found that 3TG can be found in Rudolph’s process control and lithography systems. Despite having conducted a good faith RCOI, we were unable to determine with absolute assurance the origin of the 3TG in our products based on responses to our Template, as defined in Section 9.1 below, that we received from our suppliers through January 31, 2017. Therefore, we cannot exclude the possibility that some of the Conflict Minerals may have originated in the Covered Countries and, as a result, we have concluded that we do not have sufficient information to conclusively determine the countries of origin of the Conflict Minerals in our Covered Products. It will take time for many of our suppliers to verify the origin of all of the Conflict Minerals. Using our supply chain due diligence processes, driving accountability within the supply chain by leveraging the industry standard CFSI/Conflict Free Smelter (“CFS”) program, and continuing our outreach efforts, we will seek to further develop transparency into our supply chain.
5. Due Diligence Program
5.1. Due Diligence Process
5.1.1. Design of Our Due Diligence and Description of the Due Diligence Process
Our due diligence processes and efforts have been developed in conjunction with the 2nd edition of The Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the related supplements for 3TG materials. Rudolph designed its due diligence process, management and measures to conform in all material respects with the framework OECD Guidance.
Our conflict minerals due diligence process includes: the development of a Conflict Minerals Policy; establishment of governance structures with cross functional team members and senior executives; communication to, and engagement of, suppliers; and due diligence compliance process and measurement, record keeping and escalation procedures.
5.1.2. Conflict Minerals Policy
Rudolph has adopted a Company policy which is publicly available on its website at http://www.rudolphtech.com/conflict-mineral-policy. As part of our policy, we have voluntarily adopted the Electronic Industry Citizenship Coalition (“EICC”) Code of Conduct, and we require our next tier suppliers to acknowledge and implement this code.
5.1.3. Internal Team
Rudolph has established a management system for complying with the applicable rules. Our management system includes the development of a Conflict Minerals Rule compliance team of subject matter experts from relevant functions such as purchasing and finance. This team is responsible for implementing Rudolph’s Conflict Minerals compliance strategy.
5.1.4. Supplier Engagement
With respect to the OECD requirement to strengthen engagement with suppliers, we have conducted outreach to our suppliers to inform them of the Rule and our Conflict Mineral Policy. We have included a link to our Conflict Minerals Policy in the standard language on our purchase orders. We archive the received supplier responses to our RCOI. Feedback from this process is used in future design of our Rule compliance program.

5.1.5. Escalation Procedure
We created follow-up processes (including e-mail communication) to identify and escalate any identified issues associated with non-responsive or problematic responses to our RCOI.
5.1.6. Maintain records
Rudolph has established a due diligence compliance process which includes a documentation and record maintenance mechanism to ensure the retention of relevant documentation in a structured electronic database.
5.2. Steps to mitigate risk and maturing due diligence program
As our due diligence program continues to develop, we are taking the following steps designed to mitigate the risk that the necessary Conflict Minerals in our products could benefit armed groups in the Covered Countries:
•Enhance supplier communication, training and escalation process to improve due diligence data accuracy and completion.
•Continue to drive suppliers to obtain current and complete information about their smelters and refiners of Conflict Minerals.
•Continue to influence additional smelters to obtain CFS status through our supply chain, where possible.
6. Identify and assess risk in the supply chain
Because of our size, the breadth and complexity of our products, and the constant evolution of our supply chain, it is difficult to identify actors upstream from our direct suppliers. We have identified 1,191 direct suppliers for our products. We have relied on these suppliers’ responses to provide us with information about the source of Conflict Minerals contained in the components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers.
7. Design and Implement a Strategy to Respond to Risks
Rudolph will continue to work with suppliers who are sourcing from non-Conflict Free Smelters, if any, to move towards using Conflict Free Smelters within a reasonable time frame. The time frame will be dependent on the criticality of the specific part and the availability of alternative suppliers.
8. Carry out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain
Rudolph does not have a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of these entities that are the source of 3TG in our supply chain. However, we do rely upon industry efforts (for example, efforts by the EICC and CFSI) to influence smelters and refineries to get audited and certified through CFSI’s CFS program.
9. Report on supply chain due diligence and due diligence results
9.1. Due Diligence Process
We have taken the following measures to exercise due diligence on the source and chain of custody of Conflict Minerals. We conducted a survey of Rudolph’s active suppliers described above using the template developed jointly by the companies of EICC and The Global e-Sustainability Initiative (“GeSI”), known as the CFSI Reporting Template (the “Template”). The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the Template contains questions about the origin of Conflict Minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the Template is available on CFSI’s website. The Template is being widely adopted by many companies in their due diligence processes related to Conflict Minerals.
9.2. Survey Responses
At the outset of our 2015/2016 RCOI, Rudolph elected to survey its entire known component and outsourced manufacturing supply chain (including original equipment manufacturers, original design manufacturers and contract manufacturers) suspected to contain 3TG. This survey population consisted of 1,191 suppliers who received the Template.
9.3. Efforts to determine country of origin of mine or 3TG
Tracing materials back to their mine of origin is a complex aspect of responsible sourcing in our supply chain. By adopting the methodology outlined by the CFSI’s joint industry programs and outreach initiatives, and requirement that our suppliers conform with the same standards that meet the OECD guidelines, and report to us using the Template, we have determined that the information regarding smelters and refiners we gathered from our supply chain due diligence represents the most reasonable known mine of origin information available. Through this industry joint effort, we attempted to reasonably determine the mines or locations of origin of the 3TG in our supply chain. Rudolph also requested that all of its suppliers work to align their declared sources with the “Known” and “Conflict Free” lists of sourced metals. We were unable to determine with certainty the country of origin of mine or 3TG as a majority of the supplier respondents indicated that they were unsure of the origin of the conflict minerals that they supplied to us.
9.4. Efforts to identify smelters or refiners
The Company does not have any direct relationships with smelters or refiners that process Conflict Minerals, and it does not perform or direct audits of these entities within its supply chain. As an alternative, the Company intends to continue to rely on information collected and provided by independent third-party audit programs, such as the Conflict-Free Smelter Program (“CFSP”). This program audits smelters and refineries to ensure that all certified smelters and refineries only use the ores that are conflict free from the Covered Countries. We were unable to identify with certainty all smelters and refiners as a majority of the supplier respondents indicated that they were unsure of the origin of the conflict minerals that they supplied to us.

Caution Concerning Forward-Looking Statements
Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “would,” “expects,” “intends,” “plans,” “projects,” “believes,” and “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, including but not limited to the risks and uncertainties included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our other periodic reports filed with the SEC. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.